Exhibit 15.2

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Lionheart and SMX and the related notes incorporated by reference into the Report and should be read in conjunction with the accompanying notes to the pro forma financial information. The unaudited pro forma condensed combined financial information should also be read together with the other financial information which are included elsewhere in the Annual Report on Form 20-F.

The following unaudited pro forma condensed combined financial statements present the combination of certain financial information of Lionheart and SMX, adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Lionheart was formed as a Delaware corporation on January 14, 2021. Lionheart was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities.

Security Matters Limited is a company incorporated under the laws of Australia and provides one solution to solve both authentication and track and trace challenges in order to uphold supply chain integrity and provide quality assurance and brand accountability to producers of goods. Its technology works as a track and trace system using a marker, a reader and an algorithm to identify embedded sub-molecular particles in order to track and trace different components along a production process (or any other marked good along a supply chain) to the end producer.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2022 combines the consolidated historical statements of financial position of SMX and the historical balance sheet of Lionheart on a pro forma basis as if the Business Combination had been consummated on December 31, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the consolidated historical statement of operations of SMX and Lionheart for such periods on a pro forma basis as if the Business Combination had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information has only been presented for illustrative purposes. The financial results may have been different had SMX and Lionheart been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had SMX and Lionheart been combined or the future results that SMX will experience after giving effect to the Business Combination. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of SMX after giving effect to the Business Combination. The actual financial position and results of operations of SMX may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent the SMX’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to, and may differ materially from, the information presented as additional information becomes available and analyses are performed. SMX’S management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to SMX’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared with respect to the actual redemption of Lionheart’s Class A Common Stock such that Lionheart Public Stockholders holding 12,196,947 Lionheart Class A Common Stock exercised their redemption rights for $123,189,000 of funds in the Trust Account, resulting in $3,061,000 remaining in the Trust Account. The per share redemption price was based on the offering price of $10.10 per share. The actual redemption price is $10.233 which reflects the additional extension payment.

This information should be read together with the following:

●	SMX’s audited consolidated statements of financial positions and related notes as of December 31, 2022 and 2021, and for the related consolidated statements of comprehensive loss for each of the three years in the period ended December 31, 2022;

●	Lionheart’s audited financial statements and related notes as of December 31, 2022 and 2021 and for the year ended December 31, 2022, and for the period from January 14, 2021 (inception) through December 31, 2021;

●	SMX’s audited consolidated statements of financial positions and related notes as of December 31, 2022 and 2021, and for the related consolidated statements of comprehensive loss for each of the three years in the period ended December 31, 2022;

●	Lionheart’s audited financial statements and related notes as of December 31, 2022 and 2021 and for the year ended December 31, 2022, and for the period from January 14, 2021 (inception) through December 31, 2021;

●	SMX’s audited consolidated statements of financial positions and related notes as of December 31, 2022 and 2021, and for the related consolidated statements of comprehensive loss for each of the three years in the period ended December 31, 2022;

●	other financial information included elsewhere in the Annual Report on Form 20-F.

Accounting for the Business Combination

The Business Combination will be accounted for as an assets acquisition, with no goodwill or other intangible assets recorded, in accordance with IFRS. The Company will account for the merger using the reverse acquisition method in accordance with the principles of IFRS 3. This results in SMX being identified as the accounting acquirer, and the Company/Lionheart being identified as the accounting acquirees. Under the reverse acquisition method, the accounting acquirer is deemed to have issued shares to obtain control of the acquirees. However, since the Company and Lionheart are not businesses as defined in IFRS 3, the transaction is not a business combination. Based on IFRS 3’s provisions, such a transaction is accounted for in the consolidated financial statements of the Company (the legal acquirer) as a continuation of the financial statements of SMX (the legal acquiree), together with a deemed issuance of shares by SMX at fair value and a re-capitalization of its equity. This deemed issuance of shares is in fact both an equity transaction under IAS 32 (receiving the net assets of Lionheart, primarily cash) and an equity-settled share-based payment transaction under IFRS 2 (receiving the listing status of the Company/Lionheart). The difference between the fair value of the shares deemed to have been issued by SMX and the fair value of Lionheart’s identifiable net assets represents a payment for the service of obtaining a stock exchange listing for its shares, and not considered a cost of raising capital. Therefore, it is expensed immediately to profit or loss at Closing Date. Transaction costs are allocated on a relative fair value basis of the amounts allocated to each equity transaction as mentioned above, such that the amount attributed to the equity transaction is deducted from equity and the amount attributed to the listing service is charged as expense in profit or loss. The determination of SMX as the accounting acquirer is based on an evaluation of the following facts and circumstances:

●	Security Matters Limited Shareholders will have the largest voting rights in the Company after giving effect to the Business Combination, under all redemption scenarios;

●	SMX accounts for the majority of representatives in the governing body of the Company, the Board of Directors;

●	SMX’s senior management will continue in their respective roles in the Company after giving effect to the Business Combination;

●	SMX’s operations will substantially comprise the ongoing operations of SMX after giving effect to the Business Combination; and

●	SMX is the larger entity, in terms of substantive operations and employee base.

Unaudited Pro Forma Combined Balance sheet

December 31, 2022

	(b) Lionheart US	(c) IFRS	(d) Lionheart	(e) Security	Pro Forma Adjustments		Pro Forma
(all amounts in 000 USD)	GAAP	Adjustments	IFRS	Matters	(Actual Redemptions)
Assets
Current assets
Cash and cash equivalents	7		7	1,398	128,866	(f)	8,932
					(123,189	)(i)
					350	(o)
					1,500	(h)
Other receivables				3,673	(3,157	)(j)	516
Prepaid expenses and other current assets	83		83		375	(n)	458
Marketable securities held in Trust Account		128,866	128,866		(128,866	)(f)

Total current assets	128,956	—	128,956	5,071	(124,121)		9,906

Non-current assets
Property and equipment				969			969
Intangible assets				5,027			5,027
Investments in joint ventures				221			221
Marketable securities held in Trust Account	128,866	(128,866)

Total non-current assets	128,866	(128,866)		6,217			6,217
Total assets	128,956		128,956	11,288	(124,121)		16,123
Liabilities
Current liabilities
Trade payables	4,672		4,672	2,972	9,628	(j)	17,272
Other payables	373		373	680			1,053
Deferred underwriting payable		4,375	4,375		(4,375	)(g)
Warrants		1,014	1,014		-	(l)	1,014
Convertible notes				563			563
Borrowings from related parties	400		400	710			1,110
Cash advances for issuance of shares					1,500	(h)	1,500
Redeemable shares		124,498	124,498		(124,498	)(i)
Total current liabilities	5,445	129,887	135,332	4,925	(117,745)		22,512
Non-current liabilities
Secured notes				3,682	(1,152	)(o)	2,530
Lease liability				440			440
Deferred underwriting payable	4,375	(4,375)
Other liabilities				85			85
Total non-current liabilities	4,375	(4,375)		4,207	(1,152)		3,055
Total liabilities	9,820	125,512	135,332	9,132	(118,897)		25,567
Equity
Issued capital, additional paid in capital and warrants	128,305	(124,404)	3,901	29,039	11,599	(k)	44,617
					2,102	(m)
					375	(n)
					1,502	(o)
					(3,901	)(k)
Share based payment reserve				3,674	(2,102	)(m)	1,724
					43	(m)
Foreign currency translation reserve				(537)			(537)
Accumulated losses	(9,169)	(1,108)	(10,277)	(30,020)	(12,785	)(j)	(55,248)
					(152	)(m)
					10,277	(k)
					(12,291	)(k)
Total equity	119,136	(125,512)	(6,376)	2,156	(5,224)		(9,444)

Total liabilities and equity	128,956	-	128,956	11,288	(124,121)		16,123

Pro Forma Adjustments and Assumptions to the unaudited Pro Forma Combined Balance Sheet

(a)	The Parent was formed in July 2022, and had no results of operations until the completion of this Transaction. Therefore, its historical results of operations are not shown in a separate column in the unaudited pro forma combined balance sheet and profit or loss.

(b)	Derived from Lionheart’s audited financial statements for the year ended December 31, 2022 which have been prepared in accordance with U.S. GAAP.

(c)	Adjustments made to present Lionheart balance sheet in accordance with IFRS:

●	Reclassification of Lionheart’s ordinary shares ($ 126,250) subject to redemption as short term liabilities measured at amortized cost using the effective interest method under IFRS.

●	Reclassification of accretion to amount subject to redemption ($ 14,316) from additional paid in capital ($ 9,647) and from retained earnings ($ 4,668) such that the original amount, upon issuance, of $12,261 is recorded to redeemable shares liability ($1,752) and retained earnings ($ 10,509) in order to recognize the accretion on the basis of passage of time using the effective interest method under IFRS based on updated estimates at balance sheet date.

●	Reclassification of share warrants ($ 5,747) from equity to derivative financial liabilities at fair value as of Closing, $0.12, under IFRS.

●	Reclassification of Marketable securities held in Trust Account and Deferred underwriting payable as current items under IFRS since their realization as of balance sheet date is expected in the following year.

(d)	Represents Lionheart’s balance sheet after adjustments to IFRS.

(e)	Derived from Security Matters’ audited financial statements for the year ended December 31, 2022 which have been prepared in accordance with IFRS.

(f)	Represents the release of cash from marketable securities held in the trust account.

(g)	Represents the waiver of the payment by the underwriters at Closing.

(h)	Represents cash received at Closing for future issuance of ordinary shares whose number is contingent on future share market price as part of convertible promissory note.

(i)	Represents the cash disbursement from the trust account to public SPAC shareholders resulting from the actual redemption at Closing of 97.58% redeemable ordinary shares, where the remaining amount (representing 303,053 shares) is retained in the trust account and classified to equity.

(j)	Represents payables to settle the actual transaction costs of $17,344M in connection with the Transactions, of which, as of December 31, 2022, $7,716M have been incurred and $3,157M also recognised as deferred asset. Since Lionheart’s pro-forma net assets are at negative amount, the entire transaction costs are charged to profit or loss as transaction costs of obtaining the listing service.

(k)	Represents the effects of the recapitalization at Closing where Security Matters is the accounting acquirer, and the elimination of historical issued capital and additional paid in capital and accumulated losses of Lionheart. The adjustment as a reduction in retained earnings reflects the difference between the fair value of the shares deemed to have been issued to Lionheart shareholders by Security Matters and the fair value of Lionheart’s net assets acquired, in accordance with IFRS 2. The adjustment reflects the number of shares reflecting the actual Redemptions of 97.58%.

(l)	Represents the warrants in the Parent forming part of Lionheart’s net assets. The warrants are derivative financial liabilities in accordance with IFRS. The fair value is the market price of $0.12 at Closing. As reflected from the Business Combination Agreement, the Parent’s warrants have the same fair value as Lionheart’s warrants prior to Closing.

(m)	Represents Security Matters share based payment schemes. Upon Transaction, some fully vested options are converted to ordinary shares of the Parent ($2,102) and for other unvested options, acceleration of vesting as a result of becoming fully vested for which the future remaining expenses ($152) are recognized immediately in accordance with IFRS 2. The remaining reserve balance represents the total of outstanding fully vested options over the Parent shares.

(n)	Represents shares issued in advance at Closing to Standby Equity Facility Providers for services of obtaining future capital raising.

(o)	Represents shares issued upon conversion of secured notes at Closing including additional cash received for converted note.

Unaudited Pro Forma Combined Statement of Profit and Loss

For The Year Ended December 31, 2022

	Lionheart	IFRS		Lionheart	Security	Pro Forma adjustments		Pro Forma
(all amounts in 000 USD)	US GAAP	Adjustments		IFRS	Matters	(Actual Redemptions)
Research and development expenses, net					1,898	117	(d)	2,015
Selling and marketing expenses					782			782
General and administrative expenses	5,621			5,621	2,510	12,785	(b)	33,242
Operating Loss	5,621			5,621	5,190	25,228		36,039
Finance expenses		9,147	(a)	9,147	1,128			10,275
Finance income	(1,790)			(1,790)	(28)	1,790	(e)	(28)
Share of losses of joint ventures					(106)			(106)
Income tax expense	327			327		(327	)(e)	0
Net loss for the period	4,158	9,147		12,978	6,184	27,018		46,180

Pro Forma Adjustments and Assumptions to the unaudited Pro Forma Combined Statement of Profit and Loss

(a)	Adjustments made to record the periodic charge ($ 9,147) of the original accretion amount on the redeemable shares ($ 12,261) in profit or loss using the effective interest method in accordance with IFRS based on updated estimates at balance sheet date.

(b)	Represents the remaining transaction costs related to listing service that are charged to general and administrative expenses.

(c)	The adjustment to general and administrative expenses reflects the service of obtaining a stock exchange listing in accordance with IFRS 2. The adjustment reflects the number of shares outstanding following 97.58% actual Redemptions.

(d)	The adjustment reflects acceleration of vesting for unvested options as a result of becoming fully vested upon Transactions for which the future remaining expenses are recognised immediately in accordance with IFRS 2.

(e)	Elimination of finance income, net of tax, earned from securities held in the Trust Account.

Earnings Per Share

(all amounts in 000 USD, except of share and per share data)	Pro Forma (Actual Redemptions)
Year ended December 31, 2022
Pro forma net loss attributable to equity holders of the Company	46,180
Pro forma weighted average number of Company Ordinary Shares outstanding
Company Ordinary Shares issued to Security Matters Shareholders	18,673,253
Company Ordinary Shares issued to Lionheart Class A and Class B shareholders	3,828,053
Shares Issuable to Standby Equity Facility Providers and convertible notes	964,733
Pro forma weighted average number of Parent Ordinary Shares outstanding – basic and diluted	23,466,039
Pro forma net loss per share – basic and diluted ($)	1.97

IFRS 2 listing service expense calculation

	Lionheart	Pro Forma Adjustments	Pro forma
(all amounts in 000 USD)	IFRS	(Actual Redemptions)
Assets
Cash and cash equivalents	7	5,677	5,684
Prepaid expenses and other current assets	83		83
Marketable securities held in Trust Account	128,866	(128,866)	0
Total assets	128,956	(123,189)	5,767
Liabilities
Trade payables	4,672		4,672
Other payables	373		373
Warrants	1,014		1,014
Deferred underwriting payable	4,375	(4,375)	0
Redeemable shares	124,498	(124,498)	0
Total liabilities	135,332	(128,873)	6,459
Net Assets	6,376	(5,684)	(692)

	Company	Actual Redemptions
Former type of Spac shares	Per Share Value	Parent Shares	Fair Value
Class A	3.03	303,053	918
Class B	3.03	3,525,000	10,681
Fair value of share consideration			11,599

Fair value of Lionheart’s net assets			(692)

Excess of fair value of consideration over fair value of Lionheart’s net assets (listing service expense)			12,291